                                            For Further Information Contact:
Elaine D. Crowley
Sr. Vice President, Chief Financial Officer
(817) 347-8200

BOMBAY ANNOUNCES FIRST QUARTER RESULTS

FOR IMMEDIATE RELEASE - May 17, 2006

FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) reported that revenue for the quarter ended April 29, 2006 was $118.7 million compared to $122.1 million for the corresponding period of the prior year. Same store sales for stores open more than one year declined 1.2% for the thirteen-week period. Revenue from non-store activity, including Bailey Street Trading Company, Internet, Mail Order and International amounted to 6.7% of total revenue for the quarter compared to 7.5% for the first quarter of the prior year. Increases in revenue from our direct-to-customer business, driven primarily by Internet sales, and International wholesale operations partially offset the loss of revenue from the Bailey Street operations, the assets of which were sold during Fiscal 2005. The loss before income taxes for the quarter ended April 29, 2006 was $16.0 million compared to $13.5 million for the quarter ended April 30, 2005. The net loss for the quarter ended April 29, 2006 was $15.6 million or $0.43 per share compared to a net loss of $8.0 million or $0.22 per share for the same period last year.

For the first quarter, revenue from retail stores decreased 2.0% from the first quarter of the prior year. Approximately half of the decrease was related to a net reduction in store count as we continued to implement our initiative of rationalizing the real estate portfolio, while the remainder related to the decline in same store sales. Revenue from Internet, International and mail order increased $2.4 million for the quarter partially offsetting the loss of revenue from Bailey Street, which totaled $3.6 million last year and contributed marginally to operating results.

Gross margin for the first quarter declined 180 basis points versus prior year, primarily attributable to a 150 basis point decline in product margin. The decline in product margin was related to a larger portion of sales being generated by promotional activity particularly in the furniture area where the bedroom, dining room and KIDS categories had margin declines as a result of increased clearance activity. Buying and store occupancy costs decreased $0.5 million due to the lower store count and lower costs in off-mall locations, but increased from 23.5% of revenue to 23.7% of revenue as a result of lower same-store sales. For the quarter, four-wall operating margins for the off-mall core stores were approximately 700 basis points higher than the mall-based stores primarily as a result of the lower occupancy costs.

Selling, general and administrative expenses decreased $0.3 million but were 33.5% of revenue during the first quarter compared to 32.8% in the year ago period, a 70 basis point increase, because of the deleveraging effect of fixed costs on the lower revenue base. Higher store payroll costs and increased advertising expenses have been offset by lower corporate SG&A costs.

No tax benefits have been recorded for losses generated by the Company’s U.S. operations during the current interim period, which effectively results in income being reported on a pre-tax basis compared to the prior year when tax benefits were reflected in connection with quarterly results. The income tax benefit reflected in the first quarter of Fiscal 2006 relates primarily to the Canada operations and results in an effective tax rate of 2.5%. The Company does not expect to recognize tax benefits associated with its U.S. operations during the current fiscal year.

During the first quarter, the Company opened 4 stores, including one combination store, and closed 20 stores. We ended the quarter with a total of 482 stores compared to 495 stores at the end of the first quarter of Fiscal 2005; however, square footage declined a modest 0.5% due to the difference in sizes of the stores as we have migrated stores from mall to off-mall over the past twelve months. During the second quarter, the Company expects to open 3 stores and close approximately 10 to 14 stores. The year-end store count is expected to be in the range of 460 to 465 stores.

James D. Carreker, Chairman and Chief Executive Officer, stated, “The overall environment for specialty home furnishings remains challenging. We saw a significant decline in traffic and business after Easter that adversely affected results. We continue to control expenses, investing in areas to drive business to remain competitive. We are testing national television broadcast on select cable networks during May and early June. We are tightly controlling our inventory levels and carefully managing liquidity and markdown levels in order to maintain flexibility. We enter the second quarter with an improved inventory content compared to last year and what we believe to be an improved assortment.”

In conjunction with this release, you are invited to listen to Bombay’s conference call with management that will be conducted on Thursday, May 18, 2006 at 10:00 a.m. Central Time. The Company will review the first quarter and the outlook for Fiscal 2006. Interested parties should dial 212-676-5390 ten minutes prior to the start time. The call will also be broadcast live over the Internet at www.bombaycompany.com. For those who are unable to listen to the live broadcast, a telephone replay will be available for 72 hours beginning at noon Central Time at 800-633-8284. The access code is 21274577. The call will also be available for replay for 45 days on the investor relations page of the Bombay website.

The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall décor and furniture through retail outlets, specialty catalogs and the internet in the U.S. and internationally.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Those risks are described in the Company's public announcements, reports to stockholders and SEC filings, including but not limited to Reports on Forms 10-K, 8-K and 10-Q, copies of which are available from the SEC or may be obtained upon request from the Company. The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

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THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	April 29,	April 30,
	2006	2005
		(as adjusted)
Net revenue ............................................................................................................................	$118,664	$122,111
Costs and expense:
Cost of sales, buying and occupancy costs ................................................................	94,6500	95,200
Selling, general and administrative ................................................................................	39,764	40,059
Operating loss .......................................................................................................................	(15,750)	(13,148)
Interest income ................................................................................................................	37	8
Interest expense ..............................................................................................................	(244)	(320)
Loss before income taxes ...................................................................................................	(15,957)	(13,460)
Income tax benefit ...............................................................................................................	(404)	(5,491)
Net loss ................................................................................................................................	($15,553)	($7,969)
Net loss per basic and diluted share ...............................................................................	($0.43)	($0.22)

Average common shares outstanding ............................................................................	36,438	35,939
Average common shares outstanding and dilutive potential common shares .........	36,438	35,939

OTHER SELECTED FINANCIAL DATA
Capital expenditures, net of sales proceeds ................................................................	$1,775	$5,011
Depreciation and amortization expense .......................................................................	$4,453	$4,371

Stores opened .................................................................................................................	4	17
Stores closed ..................................................................................................................	20	24

Store composition:
Core stores ......................................................................................................................	375	393
BombayKIDS stores ......................................................................................................	62	55
Outlet stores ...................................................................................................................	45	47
Total .................................................................................................................................	482	495

Real estate type:
Mall ..................................................................................................................................	221	252
Off-mall ...........................................................................................................................	216	196
Outlet stores ...................................................................................................................	45	47
Total .................................................................................................................................	482	495

Prior year amounts have been adjusted to reflect the retrospective application of Financial Accounting Standard Boards Staff Position No. FAS 13-1, Accounting for Rental Costs Incurred During a Construction Period.

THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except shares)
(Unaudited)

	April 29,	January 28,	April 30,
	2006	2006	2005
ASSETS			(as adjusted)
Current assets:
Cash and cash equivalents .................................................	$3,303	$4,015	$10,386
Inventories ............................................................................	127,862	128,719	151,549
Other current assets ............................................................	14,820	14,846	32,783
Total current assets ...........................................................	145,985	147,580	194,718

Property and equipment, net .................................................	82,496	84,651	87,538

Deferred taxes ..........................................................................	467	456	5,050
Goodwill, less amortization ....................................................	423	423	423
Other assets .............................................................................	5,273	5,631	7,304
Total assets ........................................................................	$234,644	$238,741	$295,033

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings .................................................................	$19,137	$--	$28,361
Accounts payable and accrued expenses .......................	21,931	29,176	33,493
Gift certificates redeemable ................................................	8,971	9,224	7,558
Accrued payroll and bonuses ...........................................	3,970	6,219	4,202
Accrued insurance .............................................................	5,252	5,178	4,029
Customer deposits .............................................................	6,366	4,526	3,903
Current portion of accrued rent .......................................	4,702	3,871	3,047
Other current liabilities ......................................................	4,714	5,834	4,423
Total current liabilities .....................................................	75,043	64,028	89,016

Accrued rent and other long term liabilities .......................	38,469	38,976	34,895

Stockholders' equity:
Preferred stock, $1 par value, 1,000,000 shares authorized .	--	--	--
Common stock, $1 par value, 50,000,000
shares authorized, 38,149,646 shares issued ....................	38,150	38,150	38,150
Additional paid-in capital .....................................................	79,990	79,817	79,743
Retained earnings ..................................................................	8,117	23,669	62,431
Accumulated other comprehensive income ...........	2,427	2,077	801
Common shares in treasury, at cost, 1,716,569;
1,715,066 and 2,084,410 shares, respectively ....................	(7,035)	(7,038)	(8,554)
Deferred compensation .........................................................	(517)	(938)	(1,449)
Total stockholders' equity ..................................................	121,132	135,737	171,122

Total liabilities and stockholders' equity ...............................	$234,644	$238,741	$295,033

THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	April 29,	April 30,
	2006	2005
		(as adjusted)
Cash flows from operating activities:
Net loss .............................................................................................................	($15,553)	($7,969)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization .................................................................	4,453	4,371
Stock-based compensation expense ......................................................	617	255
Deferred taxes and other ..........................................................................	(805)	683
Change in assets and liabilities:
(Increase) decrease in other assets .......................................................	68	(6,824)
(Increase) decrease in inventories .........................................................	1,212	(7,062)
Decrease in current liabilities ..................................................................	(8,925)	(9,581)
Increase (decrease) in noncurrent liabilities .........................................	(720)	475
Landlord construction allowances ..............................................................	1,014	3,149
Net cash used in operating activities ..........................................................	(18,639)	(22,503)

Cash flows from investing activities:
Purchases of property and equipment ..................................................	(1,775)	(5,011)
Proceeds from sales of property and equipment .................................	--	--
Net cash used in investing activities ..........................................................	(1,775)	(5,011)

Cash flows from financing activities:
Net bank borrowings ...............................................................................	19,137	28,361
Increase in outstanding checks in excess of cash balances .............	635	--
Sale of stock to employee benefit plans ...............................................	4	6
Proceeds from the exercise of employee stock options .....................	3	317
Net cash provided by financing activities ................................................	19,779	28,684

Effect of exchange rate change on cash .......................................................	(77)	48

Net increase (decrease) in cash and cash equivalents ...............................	(712)	1,218
Cash and cash equivalents at beginning of period ....................................	4,015	9,168
Cash and cash equivalents at end of period ...............................................	$3,303	$10,386

Supplemental disclosure of cash flow information:
Interest paid ..................................................................................................	$117	$274
Income taxes paid .........................................................................................	28	241
Non-cash investing and financing activities:
Distributions of restricted stock .................................................................	18	372
Distribution of director fees .........................................................................	--	52